                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934
                Commission File Number: 33-84920 (no 1934 Act number)

                (Exact name of registrat as specified in its charter)
                     OLYMPIC AUTOMOBILE RECEIVABLES TRUST, 1996-C

                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)
            7825 Washington Avenue So., Minneapolis, Minnesota  55439-2435

               (Title of each class of securities covered by this Form)
          5.616% Class A-1 Money Market Automobile Receivables-Backed Notes
           6.30% Class A-2 Money Market Automobile Receivable-Backed Notes
          6.625% Class A-3 Money Market Automobile Receivable-Backed Notes
           6.80% Class A-4 Money Market Automobile Receivable-Backed Notes
           7.00% Class A-5 Money Market Automobile Receivable-Backed Notes
                   6.85% Automobile Receivables-Backed Certificates

            (Titles of all other classes of securities for which a duty to file reports under Section 13(a) of 15(d) remains): None

                  Please place an X in the box(es) to designate the
              appropriate rule provision(s) relied upon to terminate or
                          suspend the duty to file reports:
              Rule 12g-4(a)(1)(i) [ ]        Rule 12h-3(b)(1)(ii)[ ]
              Rule 12g-4(a)(1)(ii)[ ]
              Rule 12g-4(a)(2)(i) [ ]        Rule 12-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii)[ ]        Rule 12-3(b)(2)(ii) [ ]
              Rule 12h-3(b)(1)(i) [ ]        Rule 15d-6          [X]

                  Approximate number of holders of record as of the
                      beginning of the registrant's fiscal year:
                                 Class A-1 Notes  0
                                                 ---
                                 Class A-2 Notes 13
                                                 ---
                                 Class A-3 Notes 19
                                                 ---
                                 Class A-4 Notes 21
                                                 ---
                                 Class A-5 Notes 28
                                                 ---
                                   Certificates   2
                                                 ---

Pursuant to the requirements of the Securities Exchange Act of 1934 Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 2, 1997           By:     /s/ John A. Witham
                                       -----------------------------
                                       John A. Witham
                                       Executive Vice President
                                       and Chief Financial Officer